Throwdown Industries Holdings, LLC
Throwdown Industries, LLC
Throwdown Industries, INC.

XFIT BRANDS, INC.

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

Dated as of December 16, 2016

Throwdown Industries Holdings, LLC
Throwdown Industries, LLC
Throwdown Industries, INC.

XFIT BRANDS, INC.

9.00% Senior Secured Fixed Rate Notes due 2020

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

December 16, 2016

PIMCO Funds: Private Account Portfolio Series: PIMCO High Yield Portfolio
c/o Pacific Investment Management Company LLC
650 Newport Center Drive
Newport Beach, California 92660

Ladies and Gentlemen:

Throwdown Industries Holdings, LLC, a Delaware limited liability company (“Holdings”), Throwdown Industries, LLC, a Delaware limited liability company (“TD LLC”), Throwdown Industries, INC., a California corporation (“TDI”) and XFIT BRANDS, INC., a Nevada corporation (“XFIT” and, together with Holdings, TD LLC and TDI, each, an “Obligor” and, collectively, the “Obligors”), hereby jointly and severally agrees with PIMCO Funds: Private Account Portfolio Series: PIMCO High Yield Portfolio, a separate investment portfolio of PIMCO Funds, a Massachusetts business trust (the “Purchaser”), as follows:

Section 1. Authorization of Notes. The Obligors have authorized the issue of $3,500,000.00 aggregate principal amount of its 9.00% Senior Secured Fixed Rate Notes due July 12, 2020 (collectively, the “New Notes” and, together with the Existing Notes and any notes issued in replacement therefor, the “Notes”). Certain capitalized terms used in this Agreement are defined in Exhibit A; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended, supplemented or otherwise modified.

Section 2. Issue of New Notes.

(a)       Interest. The New Notes will be dated the date of delivery thereof, and will bear interest at the rate of 9.00% per annum, payable in arrears on the 12th day of each calendar month, commencing on January 12, 2016, and on the maturity date and each other date on which principal is due and payable, or, if any such day is not a Business Day, the immediately succeeding Business Day (each, a “Payment Date”). Accrued interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(b)       Principal. The Applicable Percentage of the entire outstanding principal balance of the New Notes shall be due and payable on June 12, 2020, or such earlier date on which the New Notes are accelerated pursuant to Section 17 following an Event of Default or subject to optional redemption by XFIT, on behalf of the Obligors, in accordance with Section 2(c) below. The “Applicable Percentage” means (i) in the case of a redemption or principal payment, repayment or prepayment, whether optional or mandatory, following an Event of Default, by application of proceeds in connection with the exercise of remedies or otherwise, or upon any acceleration or deemed acceleration of the principal of the Notes, in each case, on or prior to June 12, 2019, 107% or (ii) in the case of a redemption or principal payment, repayment or prepayment, whether optional or mandatory, following an Event of Default, by application of proceeds in connection with the exercise of remedies or otherwise, or upon any acceleration or deemed acceleration of the principal of the Notes, in each case, after June 12, 2019, 100%.

(c)       Redemption. XFIT, on behalf of the Obligors, may redeem the New Notes, in whole or in part, at any time, at its option, at a redemption price equal to the Applicable Percentage of the principal amount of the New Notes to be redeemed, plus accrued and unpaid interest on the principal amount of New Notes to be redeemed to, but excluding, the redemption date. If less than all of the New Notes are to be redeemed, the Notes shall be redeemed on a pro rata basis.

Notice of any such redemption must be mailed by first-class mail or electronically delivered to the registered holder of the New Notes to be redeemed no less than 30 days prior to the redemption date and shall specify the designated redemption date and the aggregate principal amount to be redeemed thereon. Notice of redemption having been given, the New Notes to be so redeemed shall, on the redemption date, become due and payable at the redemption price provided for herein, and from and after such date (unless the Obligors shall default in the payment of the redemption price and accrued interest) such New Notes shall cease to bear interest. In the event of redemption of the New Notes in part only, new Notes for the unredeemed portion thereof will be issued in the name of the Purchaser.

Section 3. Exchange of Existing Notes; Sale and Purchase of New Notes; Issuance of Exchange Shares. Subject to the terms and conditions hereof and in reliance on the representations and warranties of the Obligors contained herein, the Purchaser agrees as follows:

(a)       Exchange of Existing Notes. Purchaser agrees to exchange the entire aggregate principal amount of its Existing Notes (at 100% of par) on the Restatement Date for an aggregate principal amount of New Notes equal to the entire aggregate principal amount of its Existing Notes.

(b)       Conversion of Accrued and Unpaid Interest. Purchaser agrees to accept 1,990,639 shares of XFIT’s common stock, $0.0001 par value per share (the “Common Stock”) on the Restatement Date, representing payment in full of all accrued and unpaid interest on the Existing Notes (assuming a conversion price of $0.14 per share) as of the Restatement Date. Prior to delivery of the Common Stock, Purchaser agrees to deliver a certificate containing certain investment representations and warranties substantially in the form set out in Exhibit B to this Agreement (the “Purchaser Certificate”).

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(c)        Purchase of New Notes. The Purchaser agrees to purchase, and each of the Obligors, jointly and severally, agrees to sell, additional New Notes in an aggregate principal amount equal to $1,000,000, such that the initial principal balance of all New Notes issued on the Restatement Date (including New Notes exchanged for Existing Notes pursuant to Section 3(a)) is equal to $3,500,000. The New Notes shall be issued in the name of the Purchaser for the initial principal balance of the New Notes substantially in the form set out in Exhibit C, with such changes therefrom, if any, as may be approved by the Purchaser and the Obligors.

(d)       Use of Proceeds. The Obligors shall use the proceeds of the additional issuance of the New Notes on the Effective Date as follows: (i) on the Effective Date, the Obligors shall pay in full all obligations of the Obligors under that certain settlement and release agreement, dated as of August 15, 2016, between Absolute Metals, LLC and TDI; and (ii) on the Effective Date or, if later, within one (1) Business Day following presentation of an invoice therefor, the Obligors shall pay the fees and expenses of Purchaser (including the legal fees and expenses of Latham & Watkins LLP). The balance of the proceeds of the additional issuance of the New Notes shall be used as general working capital of the Obligors, including, but not limited to. The balance of the proceeds of the additional issuance of the New Notes shall be used as general working capital of the Obligors, including, but not limited to, new turf installations to be undertaken by XFit's sports surface division..

Section 4. Closing. The Restatement Date Transactions, including delivery of the New Notes, Common Stock and Warrant to the Purchaser, shall be made at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 at 10:00 A.M., New York time on the Restatement Date, against payment therefor by delivery by the Purchaser to the Obligors of immediately available funds in the aggregate amount of $1,000,000 by wire transfer to the following account:

The New Notes so delivered shall be registered in the Purchaser’s name or otherwise as the Purchaser shall have advised XFIT in writing not less than one Business Day prior to the Restatement Date.

Section 5. Conditions to Effectiveness. The effectiveness of this Agreement, including the Purchaser’s obligation to purchase and pay for the additional New Notes to be sold by the Obligors to the Purchaser on the Restatement Date, is subject to the fulfillment to the Purchaser’s satisfaction, on or prior to the Restatement Date, of the following conditions:

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(a)       Representations and Warranties. The representations and warranties of the Obligors in this Agreement and the other Transaction Documents shall be true and correct on the Restatement Date.

(b)       Performance; No Default. Each of the Obligors shall have performed and complied with all agreements and conditions contained in this Agreement and each other Transaction Document required to be performed or complied with by it on or prior to the Restatement Date and, after giving effect to the Restatement Date Transactions, no Default or Event of Default shall have occurred and be continuing. As of the Restatement Date, no event or circumstance has occurred that may have a Material Adverse Effect.

(c)       Documents. The Purchaser shall have received duly executed copies of this Agreement, the New Notes, the Warrant, a certificate evidencing the Common Stock and each of the other Transaction Documents and original or copies of such other documents as the Purchaser may reasonably request.

(d)       Legal Opinion. The Purchaser shall have received an opinion of counsel to the Obligors in form and substance satisfactory to the Purchaser.

(e)       Officer’s Certificate. The Obligors shall have delivered to the Purchaser an officer’s certificate, dated as of the Closing Date, certifying that the conditions specified in Sections 5(a), 5(b), 5(g), 5(h) and 5(i) have been fulfilled.

(f)       Secretary’s Certificate. The Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Obligors certifying:

(i)       that attached thereto are true and complete copies of all resolutions and other consents adopted by such Obligor authorizing and approving the execution, delivery, filing and performance of this Agreement and the other Transaction Documents and the consummation of the Restatement Date Transactions, and that all such resolutions and consents are in full force and effect as of the Restatement Date and are all the resolutions and consents adopted in connection with the transactions contemplated hereby and thereby;

(ii)       that attached thereto are true and complete copies of the certificate of incorporation or formation and by-laws or limited liability company agreement of such Obligor and that such organizational documents are in full force and effect as of the Restatement Date;

(iii)       the names and signatures of the officers of the Obligors authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder; and

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(iv)       that attached thereto are true and complete copies of good standing certificates (or their equivalent) for each Obligor from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such Obligor is organized and a foreign qualification certificate (or its equivalent) for such Obligor from the secretary of state or similar Governmental Authority of each jurisdiction in which such Obligor has qualified, or is required to qualify, to do business as a foreign corporation.

(g)       Changes in Structure. No Obligor shall have changed its jurisdiction of formation or been a party to any merger or consolidation and no Obligor shall have succeeded to all or any substantial part of the liabilities of any other entity.

(h)       No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement or any other Transaction Document illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder or thereunder to be rescinded following completion thereof.

(i)       Authorization and Consents. The Purchaser shall have received duly executed copies of all approvals, consents, filings and waivers necessary to complete the transactions contemplated herein and in the other Transaction Documents.

(j)       Fees and Expenses. The Obligors, jointly and severally, shall have paid all of the fees, expenses and disbursements incurred by any Obligor or the Purchaser (including Purchaser’s reasonable attorneys’ fees) in connection with the Restatement Date Transactions.

Section 6. [Reserved].

Section 7. Representations and Warranties by the Obligors. The Obligors jointly and severally represent and warrant to the Purchaser as of the date hereof that:

(a)       Organization; Power and Authority. Each Obligor is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the Laws of the state of California, Delaware or Nevada, as the case may be, and has full company power and authority to (i) enter into this Agreement and the other Transaction Documents to which such Obligor is a party, to carry out its obligations hereunder and thereunder and to consummate the Original Closing Date Transactions and the Restatement Date Transactions and (ii) own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Each Obligor is duly licensed or qualified to do business and is in good standing in each jurisdiction, as set forth in Schedule II, in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where such failure could not reasonably be expected to have a Material Adverse Effect.

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(b)       Authorization, etc. This Agreement and any other Transaction Document to which any of the Obligors is a party, the performance by the Obligors of their respective obligations hereunder and thereunder and the consummation by the Obligors of the Original Closing Date Transactions and the Restatement Date Transactions have been duly authorized by all necessary action on the part of each Obligor, and this Agreement and each other Transaction Document has been duly executed and delivered by the Obligors and constitutes a legal, valid and binding obligation of the Obligors enforceable against the Obligors in accordance with its terms.

(c)       Compliance with Laws, Other Instruments, etc. The Obligors have complied, and are now complying, in all material respects with all Laws applicable to them or their respective businesses, properties or assets. The execution, delivery and performance by the Obligors of this Agreement and each other Transaction Document will not:

(i)       contravene, result in any breach of, or constitute a default under, or result in the creation of any Encumbrance in respect of any property of any Obligor under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or its organizational documents or any other agreement or instrument to which any Obligor is bound or by which any Obligor or any of its properties may be bound or affected;

(ii)       conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any Obligor or its property; or

(iii)       violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Obligor.

All Permits required for the Obligors to conduct their respective businesses have been obtained by them and are valid and in full force and effect. All fees and charges with respect to such Permits have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit applicable to any Obligor.

(d)       Common Stock. The Common Stock has been duly authorized and validly issued and is fully paid and non-assessable, has been issued (subject to the accuracy of Purchaser’s representations and warranties contained in the Purchaser Certificate) in compliance with all securities laws and is not subject to any pre-emptive or similar rights.

(e)       Governmental Authorizations, etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by any of the Obligors of this Agreement or any other Transaction Document.

(f)       Private Offering by the Obligors. None of the Obligors nor anyone acting on their behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchaser. None of the Obligors nor anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of the Securities Act.

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(g)       Litigation; Observance of Agreements, Statutes and Orders. There are no actions, suits or proceedings pending or, to the Knowledge of any of the Obligors, threatened against any of the Obligors or any outstanding Governmental Orders affecting any of the Obligors or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could if adversely determined, have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by, or sought from, any court or other Governmental Authority purporting or seeking to enjoin or restrain the execution, delivery or performance of this Agreement or any other Transaction Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

(h)       No Default. No Obligor is (i) in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (ii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority, except in the case of clause (ii), where such failure could not reasonably be expected to have a Material Adverse Effect.

(i)       Financial Statements. XFIT has filed with the Securities and Exchange Commission (the “SEC”) (which is available to the Purchaser on the SEC’s website) a complete copy of its annual report on Form 10-K for the year ended June 30, 2016 (the “Annual Report”). The financial statements contained in the Annual Report (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and (ii) are based on the books and records of XFIT and fairly present the financial condition of XFIT and its consolidated subsidiaries as of the respective dates they were prepared and the results of operations of XFIT and its consolidated subsidiaries for the periods indicated.

(j)       Undisclosed Liabilities. Except as set forth in the Annual Report or on Schedule XII-A, no Obligor has any Liabilities.

(k)       Absence of Certain Changes, Events and Conditions. Except as set forth in the Annual Report or Schedule XII-B, since December 31, 2013, there has not been, with respect to any Obligor, any of the following occurrences which continue to exist as of the date hereof:

(i)       event, occurrence or development that has had, or could have, individually or in the aggregate, a Material Adverse Effect;

(ii)       amendment of the charter, by-laws or other organizational documents of such Obligor;

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(iii)       split, combination or reclassification of any shares of its Equity Interests;

(iv)       issuance, sale or other disposition of any of its Equity Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Interests;

(v)       declaration or payment of any dividends or distributions on or in respect of any of its Equity Interests or redemption, purchase or acquisition of its Equity Interests;

(vi)       material change in any method of accounting or accounting practice of such Obligors;

(vii)       incurrence, assumption or guarantee of any Indebtedness except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(viii)       transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Financial Statements or cancellation, discharge or payment of any material debts, liens or entitlements;

(ix)       transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Intellectual Property, other than licenses granted in the ordinary course of business and consistent with past practice to manufacturers to produce products bearing Obligor logos;

(x)       any capital investment in, or any loan to, any other Person;

(xi)       acceleration, termination, material modification or amendment to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which such Obligor is a party or by which it is bound;

(xii)       any material Capital Expenditures;

(xiii)       imposition of any Encumbrance upon any of such Obligor’s properties, capital stock or assets, tangible or intangible;

(xiv)       adoption, modification or termination of any: (A) material employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (B) Benefit Plan or (C) collective bargaining or other agreement with a Union, in each case whether written or oral;

(xv)       any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, members, directors, officers and employees;

(xvi)       entry into a new line of business or abandonment or discontinuance of existing lines of business;

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(xvii)       adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xviii)       acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

(xix)       any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(l)       Taxes. Each Obligor:

(i)       has timely filed all Tax Returns that it was required to file. All such Tax Returns were complete and correct in all respects. All Taxes due and owing by any Obligor (whether or not shown on any Tax Return) have been timely paid;

(ii)       has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law;

(iii)       has not been given or requested any extensions or waivers of statutes of limitations with respect to any Taxes of any Obligor;

(iv)       fully paid all deficiencies asserted, or assessments made, against any Obligor as a result of any examinations by any taxing authority;

(v)       is not a party to any Action by any taxing authority, and there are no pending or threatened Actions by any taxing authority against any Obligor;

(vi)       has delivered to the Purchaser copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, any Obligor for all Tax periods ending after December 31, 2009;

(vii)       has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes; and

(viii)       has no Liability for Taxes of any Person (other than an Obligor) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m)       Use of Proceeds. No Obligor is and, after giving effect to the sale of the additional New Notes and the receipt of the proceeds therefrom and the other Restatement Date Transactions, no Obligor will be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

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(n)       Anti-Money Laundering Laws. The operations of the Obligors are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions where the Obligors conduct business, and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Obligors with respect to the Money Laundering Laws is pending or, to the knowledge of any Obligor, threatened.

(o)       Foreign Assets Control Regulations, etc. None of the Obligors nor, to the Knowledge of the Obligors, any officer, agent, employee or Affiliate of any Obligor is (i) currently subject to any U.S. sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) or (ii) located, organized or resident in a country that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan, Russia, the Crimea region of Ukraine and Syria). The Obligors and their respective affiliates are not now knowingly engaged in any dealings or transactions with any individual or entity, or in any country or territory, that is the subject or target of Sanctions and will not use the proceeds of the additional New Notes or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person that is the subject or target of Sanctions.

(p)       Material Contracts. Schedule VI lists each Material Contract for each Obligor. Each Material Contract is valid and binding on the applicable Obligor in accordance with its terms and is in full force and effect. None of the Obligors nor, to the Knowledge of any Obligor, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract for any Obligor. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Purchaser.

(q)       Title to Assets, Real Property. Each applicable Obligor has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the date thereof. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

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liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Financial Statements;

mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Obligors; or

easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Obligors.

Schedule III lists (A) the street address of each parcel of Real Property; (B) if such property is leased or subleased by an Obligor, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (C) the current use of such property. With respect to owned Real Property, each Obligor has delivered or made available to the Purchaser true, complete and correct copies of the deeds and other instruments (as recorded) by which such Obligor acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of any Obligor and relating to the Real Property.

With respect to leased Real Property, each Obligor has delivered or made available to the Purchaser true, complete and correct copies of any leases affecting the Real Property. No Obligor is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the applicable Obligor’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the applicable Obligor. There are no Actions pending nor, to the Knowledge of any Obligor, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Intellectual Property. Schedule IV lists all Obligor Intellectual Property that is subject to the Obligor Intellectual Property Registrations including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing or used in or necessary for any Obligor’s current or planned business or operations. All (A) required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing; (B) right, title and interest in and to the Obligor Intellectual Property, is owned by the applicable Obligor, exclusively and is free and clear of Encumbrances; and (C) Obligor Intellectual Property is free of any infringements, violations or misappropriations.

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Each Obligor is in full compliance with all legal requirements applicable to the Obligor Intellectual Property and such Obligor’s ownership and use thereof.

Schedule IV lists all licenses, sublicenses and other agreements whereby any Obligor is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for any Obligor’s current or planned business or operations. All such agreements are valid, binding and enforceable between the applicable Obligor and the other parties thereto, and such Obligor and such other parties are in full compliance with the terms and conditions of such agreements.

The Obligor Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by the Obligors or proposed to be used, and the Obligors’ conduct of their respective business as currently and formerly conducted and proposed to be conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. No Obligor has received any communication, and no Action has been instituted, settled or, to any Obligor’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Obligor Intellectual Property is subject to any outstanding Governmental Order.

Schedule IV lists all licenses, sublicenses and other agreements pursuant to which any Obligor grants rights or authority to any Person with respect to any Obligor Intellectual Property or Licensed Intellectual Property. All such agreements are valid, binding and enforceable between the applicable Obligor and the other parties thereto, and such Obligor and such other parties are in full compliance with the terms and conditions of such agreements. No Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Obligor Intellectual Property.

(r)       Inventory. All inventory of each Obligor, whether or not reflected on the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the applicable Obligor free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the applicable Obligor.

The accounts receivable reflected on the Financial Statements and the accounts receivable arising after the date thereof (i) have arisen from bona fide transactions entered into by the applicable Obligor involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (ii) constitute only valid, undisputed claims of the applicable Obligor not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (iii) subject to a reserve for bad debts shown on the Financial Statements or, with respect to accounts receivable arising after the date thereof, on the accounting records of the applicable Obligor, are collectible in full within 30 days after billing. The reserve for bad debts shown on the Financial Statements or, with respect to accounts receivable arising after the date thereof, on the accounting records of the Obligors have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

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(s)       Customers and Suppliers. No Obligor has received any notice, and no Obligor has any reason to believe, that any Material Customer or Material Supplier has ceased, or intends to cease on or after the date hereof, to use any Obligor’s goods or services, or supply goods or services to any Obligor, or to otherwise terminate or materially reduce its relationship with any Obligor.

(t)       Insurance. Schedule VIII sets forth a true and complete list of all Insurance Policies and true and complete copies of such Insurance Policies have been made available to the Purchaser. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Obligors nor any of their respective Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Obligors and are sufficient for compliance with all applicable Laws and Contracts to which any Obligor is a party or by which it is bound. There are no claims related to the business of the any Obligor pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

(u)       Environmental Matters. Each of the Obligors jointly and severally represents and warrants the following regarding environmental matters:

(i)       Each Obligor is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (A) Environmental Notice or Environmental Claim; or (B) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the date this representation is made.

(ii)       Each Obligor has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Schedule V) necessary for the ownership, lease, operation or use of the business or assets of such Obligor and all such Environmental Permits will be in full force and effect through the date this representation is made in accordance with Environmental Law, and no Obligor is aware of any condition, event or circumstance that might prevent or impede, after the date hereof, the ownership, lease, operation or use of the business or assets of any Obligor as currently carried out.

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(iii)       No real property currently or formerly owned, operated or leased by any Obligor is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(iv)       There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of any Obligor or any real property currently or formerly owned, operated or leased by any Obligor, and no Obligor has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of any Obligor (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Obligor.

(v)       No Obligor has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(vi)       No Obligor is aware of, nor does any Obligor reasonably anticipate, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of any Obligor as currently carried out.

(vii)       Schedule V contains (A) a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by any Obligor and (B) a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any Obligor and any predecessors of any Obligor as to which any Obligor may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and no Obligor has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any Obligor.

(viii)       The Obligors have listed in Schedule V and provided or otherwise made available to the Purchaser (A) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Obligors or any currently or formerly owned, operated or leased real property which are in the possession or control of any Obligor related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (B) any and all material documents concerning planned or anticipated Capital Expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

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(v)       Employee Benefit Matters. Schedule X contains a true and complete list of each Benefit Plan. With respect to each Benefit Plan, the Obligors has made available to the Purchaser accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; and (iii) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service.

Each Benefit Plan, other than any Multiemployer Plan, has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code), except where such failure to comply could not reasonably be expected to have a Material Adverse Effect. Each Qualified Benefit Plan is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any Obligor to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. There is no pending or, to any Obligor’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits).

None of the Obligors nor any of their respective ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

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With respect to each Benefit Plan, except as otherwise disclosed on Schedule X, (i) no such plan is a Multiemployer Plan, and all contributions required to be paid by any Obligor or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and no such plan has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

Except as otherwise disclosed on Schedule X, other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and none of the Obligors nor any of their respective ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual.

Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of any Obligor to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of any Obligor to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

(w)       Employment Matters. Except as otherwise disclosed on Schedule XI, (i) all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of any Obligor for services performed on or prior to the date this representation is made have been paid in full (or accrued in full on the balance sheet contained in the Financial Statements) and there are no outstanding agreements, understandings or commitments of any Obligor with respect to any employment, compensation, commissions or bonuses; (ii) no Obligor is, and no Obligor has ever been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, and has never been, any Union representing or purporting to represent any employee of any Obligor, and, to each Obligor’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining; (iii) there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any Obligor or any of its employees; no Obligor has any duty to bargain with any Union; (iv) each Obligor is and has been in compliance in all material respects with the terms of the collective bargaining agreements and other Contracts listed on Schedule XI, all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance; (v) all individuals characterized and treated by any Obligor as independent contractors or consultants are properly treated as independent contractors under all applicable Laws; (vi) all employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified; and (vii) there are no Actions against any Obligor pending, or to the Knowledge of any Obligor, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of any Obligor, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

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(x)       Books and Records. The minute books and stock record books of the each Obligor, all of which have been made available to the Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute books of each Obligor contain, in all material respects, accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the applicable Obligor, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.

(y)       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Obligor.

(z)       Foreign Corrupt Practices Act. None of the Obligors nor, to the Knowledge of any Obligor, any other person associated with or acting on behalf of any Obligor, including, without limitation, any director, officer, agent, employee or Affiliate of any Obligor has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iv) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder; and each Obligor has instituted and maintains policies and procedures designed to ensure compliance therewith.

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(aa) Transactions with Affiliates. There are no Contracts or other transactions between or among any of the Obligors, on the one hand, and any officer, director, employee, present or former stockholder (including any spouse, parent, sibling, descendants (including adoptive relationships and stepchildren) of any such natural persons, or trust or other entity in which any such natural persons or such other individuals owns or otherwise holds any beneficial interest in) or Affiliate of any of the Obligors, on the other hand.

(bb) Full Disclosure. No representation or warranty by any Obligor in this Agreement, any other Transaction Document or any certificate or other document furnished or to be furnished to the Purchaser pursuant to this Agreement or any other Transaction Document contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

(cc) Pledge Agreement. The Pledge Agreement is effective to create in favor of the Purchaser legal, valid and enforceable Encumbrances on, and security interests in, the Collateral and, assuming all appropriate filings or recordings are made in the appropriate offices as may be required under applicable laws, the Pledge Agreement constitutes a fully perfected first priority Encumbrance on, and a security interest in, all right, title and interest of each Obligor in such Collateral subject to no other Encumbrances other than Permitted Encumbrances.

Section 8. Representations and Warranties by the Purchaser. The Purchaser represents and warrants to each Obligor that it is acquiring the New Notes for its own account for investment. The Purchaser agrees that if it should in the future determine to transfer, sell, assign, pledge, hypothecate or otherwise dispose of the New Notes, or any interests therein, such transfer, sale or other disposition shall not be made in violation of Section 5 of the Securities Act.

Section 9. Affirmative Covenants. Unless the Obligors have received the prior written consent or waiver of the Purchaser, each Obligors jointly and severally shall comply with and be subject to each of the following covenants:

(a)       Annual Financial Statements. Within 90 days after the end of each fiscal year of XFIT, XFIT shall deliver to the Purchaser copies of its consolidated financial statements consisting of a balance sheet of XFIT and its consolidated subsidiaries as at the end of such fiscal year and statements of income, stockholders’ equity and cash flows of XFIT and its consolidated subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year (if applicable), certified by and containing an opinion, unqualified as to scope, of a firm of independent certified public accountants selected by XFIT and acceptable to the Purchaser; provided that the foregoing delivery requirement shall be satisfied if XFIT shall have filed with the SEC its Annual Report on Form 10-K for such fiscal year, which is available to the public via EDGAR or any successor system.

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(b)       Quarterly Financial Statements. Within 45 days after the end of each of the first three quarters of each fiscal year of XFIT, XFIT shall deliver to the Purchaser copies of financial statements consisting of consolidated balance sheets of XFIT and its consolidated subsidiaries as at the end of such quarter and statements of income, stockholders’ equity and cash flows of XFIT and its consolidated subsidiaries for each such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year (if applicable), all in reasonable detail and certified (subject to normal year-end audit adjustments) by a senior financial officer of XFIT as having been prepared in accordance with GAAP; provided that the foregoing delivery requirement shall be satisfied if XFIT shall have filed with the SEC its Quarterly Report on Form 10-Q for such fiscal quarter, which is available to the public via EDGAR or any successor system.

(c)       Board Minutes. Each Obligor shall deliver to the Purchaser upon request copies of the minutes of each meeting of the board of directors or other governing body of such Obligor, each action taken by written consent of the members or stockholders, the board of directors or other governing body and any committees of the board of directors or other governing body of such Obligor, all of which shall be complete and correct and maintained in accordance with sound business practices, and no meeting, or action taken by written consent, of any such stockholders, board of directors, other governing body or committee shall be held for which minutes are not prepared.

(d)       Corporate Existence, etc. Each Obligor shall at all times maintain (i) under the Laws of the state of California, Delaware or Nevada, as the case may be, its valid company existence and good standing, (ii) its due license and qualification to do business and good standing in each jurisdiction set forth on Schedule II and, following the date of this Agreement, each other jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary and (iii) all Permits necessary to the conduct of its businesses.

(e)       Compliance with Law. Each Obligor shall comply with all Laws applicable to it or its business, properties or assets.

(f)       Contractual Obligations. Each Obligor shall (i) comply with all contractual obligations, unless and to the extent such obligations are being contested in good faith by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books and financial statements of such Obligor for such obligations; and (ii) perform and observe all of its obligations and covenants set forth in each of the Transaction Documents.

(g)       Payment of Taxes, Fees and Claims. Each Obligor shall (i) pay and discharge all Taxes due and owing by such Obligor before the same becomes delinquent and before penalties accrue thereon, unless and to the extent such Taxes are being contested in good faith by appropriate procedures and adequate accruals or reserves (as determined in accordance with GAAP) have been established on the books and financial statements of such Obligor for such Taxes; (ii) pay when due all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax). Each Obligor shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Purchaser shall cooperate with respect thereto as necessary); (iii) pay and discharge all claims for labor, material and supplies which, if unpaid and delinquent, would become under applicable Law a Lien upon property of any Obligor, unless and to the extent such claims are being contested in good faith by appropriate procedures and adequate accruals or reserves (as determined in accordance with GAAP) have been established on the books and financial statements of the Obligors for such claims.

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(h)       Maintenance of Assets, Insurance, and Records; Inspection. Each Obligor shall (i) maintain and keep its properties and assets in good repair, working order and condition, ordinary wear and tear excepted; (ii) maintain with financially sound and reputable insurance companies (x) property and casualty and other insurance covering risks and hazards of such types and in such amounts as are customary for adequately-insured companies of similar size engaged in similar industries and lines of business, and (y) directors and officers liability insurance with coverage of no less than $1,000,000 per occurrence/in an amount per occurrence and on terms and conditions satisfactory to the Purchaser; and (iii) keep adequate books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements, which books, accounts and records shall fairly present the financial condition and results of operations of the Obligors. Such books, accounts and records shall be available for inspection by one or more representatives of the Purchaser during normal business hours and upon not less than three (3) Business Days’ prior notice.

(i)       Other Covenants. Each Obligor shall (i) own, exclusively or jointly with other Persons, all right, title and interest in and to, or have a valid license for, and shall maintain all Intellectual Property necessary to the conduct of its business, free and clear of Encumbrances, (ii) enter into and maintain in full force and effect binding, written agreements with every current and former employee of such Obligor, and with every current and former independent contractor, whereby such employees and independent contractors (x) assign to the applicable Obligor any ownership interest and right they may have in the Obligor Intellectual Property and (y) acknowledge the applicable Obligor’s exclusive ownership of all Obligor Intellectual Property, and (iii) remain in full compliance with all legal requirements applicable to the Obligor Intellectual Property and the applicable Obligor’s ownership and use thereof.

Section 10. Negative Covenants. Each Obligor jointly and severally covenants that so long as any of the Notes are outstanding:

(a)       Merger, Consolidation, etc. No Obligor will consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

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the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of such Obligor as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any State thereof (including the District of Columbia) with a net worth equal to or in excess of such Obligor immediately following the consummation of such transaction, and such Person shall have (x) executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (y) caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel satisfactory to the Purchaser, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and

immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of all or substantially all of the assets of any Obligor shall have the effect of releasing any Obligor or any successor thereof that shall theretofore have become such in the manner prescribed in this Section 10(a) from its liability under this Agreement or the other Transaction Documents.

(b)       No Other Indebtedness. No Obligor will incur, assume, become liable in respect of or suffer to exist any Indebtedness other than (i) the Notes, (ii) Indebtedness incurred in connection with the Kodiak Securities Purchase Agreement and the related Unsecured Note; (iii) Indebtedness under that certain Wells Fargo Business Line of Credit as in effect as February 12, 2016 in an amount at any one time not to exceed $35,000 in the aggregate; (iv) obligations arising under the Crown Receivables Sale Agreement; and (v) as otherwise approved in writing by the Purchaser (collectively, clauses (i) through (v), “Permitted Indebtedness”).

(c)       Liens. No Obligor will cause or permit (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to an Encumbrance; provided, that an Obligor may create or incur or suffer to be created or incurred or to exist:

(i)       Encumbrances to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

(ii)       Encumbrances on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the applicable Obligor shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

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(iii)       Encumbrances of carriers, warehousemen, mechanics and materialmen, and other like liens on properties in existence less than 90 days from the date of creation thereof in respect of obligations not overdue;

(iv)       Encumbrances on real estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens and other minor liens; provided, that none of such liens interferes materially with the use of the property affected in the ordinary conduct of the business of such Obligor;

(v)       purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness, incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired; and

(vi)       Encumbrances in favor of Crown Financial, LLC on accounts receivable as provided under the Crown Receivables Sale Agreement; and

(vii)       liens in favor of and for the benefit of the Purchaser.

(d)       Restricted Payments. No Obligor will, directly or indirectly, declare, pay, or make any Restricted Payments.

(e)       Dispositions. No Obligor will Dispose of any of its property, whether now owned or hereinafter acquired, nor shall Holdings, TD LLC or TDI issue or sell, nor shall XFIT permit Holdings, TD LLC or TDI to issue or sell, any Equity Interests of Holdings, TD LLC or TDI to any Person, except:

(i)       the sale or Disposition of machinery and equipment no longer used or useful in the business of the applicable Obligor;

(ii)       the Disposition of obsolete or worn-out Property in the ordinary course of business;

(iii)       the sale of inventory in the ordinary course of business;

(iv)       the Disposition of accounts receivable to Crown Financial, LLC for cash consideration payable on the date of sale in an amount no less than 70% of the outstanding face amount thereof, in each case, in accordance with the terms of the Crown Receivables Sale Agreement; and

(v)       Dispositions of other property in any fiscal year of XFIT so long as (A) the purchase price paid to the Obligors for such property shall have a fair market value not exceeding $50,000 in the aggregate for all Obligors and (B) the purchase price paid to the Obligors for such property shall be paid solely in cash.

(f)       Capital Expenditures. No Obligor will make or commit to make any Capital Expenditure, except Capital Expenditures of an Obligor in the ordinary course of business not exceeding $100,000 in the aggregate for all Obligors in any fiscal year of XFIT.

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Section 11. Further Assurances. Following the date hereof, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 12. Indemnification.

(a)       Survival. The representations and warranties contained herein and in the other Transaction Documents shall survive the execution and delivery of this Agreement, the Restatement Date and the termination of this Agreement. All covenants and agreements of the parties contained herein shall survive the execution and delivery of this Agreement, the Restatement Date and the termination of this Agreement indefinitely or for the period explicitly specified therein.

(b)       Indemnification by Obligors. Each Obligor shall jointly and severally indemnify and defend the Purchaser and its Affiliates and their respective Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(i)       any inaccuracy in or breach of any of the representations or warranties of any Obligor contained in this Agreement or any other Transaction Document or in any certificate or instrument delivered by or on behalf of any Obligor pursuant to this Agreement or any other Transaction Document;

(ii)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Obligor pursuant to this Agreement or any other Transaction Document; or

(iii)       otherwise relating to or arising out of this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby.

(c)       Effect of Investigation. Neither the representations, warranties and covenants of the Obligors, nor the right to indemnification of any Purchaser Indemnitee making a claim under this Section 12 with respect thereto, shall be affected or deemed waived by reason of any investigation made by or on behalf of a Purchaser Indemnitee (including by any of its Representatives) or by reason of the fact that a Purchaser Indemnitee or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of a Purchaser Indemnitee’s waiver of any condition set forth in Section 7.

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Section 13. Waiver, Change or Modification; Counterparts. No course of dealing between any Obligor and the Purchaser (or any Person acting on its behalf) or delay on the part of the Purchaser in exercising any rights hereunder or under the Notes shall operate as a waiver of any rights of the Purchaser, except to the extent expressly waived in writing by the Purchaser. This Agreement may not be changed orally, but only by an agreement in writing signed by, or on behalf of, each of the Obligors and the Purchaser. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same instrument

Section 14. Replacement of Notes. Upon receipt of evidence reasonably satisfactory to XFIT, on behalf of the Obligors, of the loss, theft, destruction, defacing or mutilation of any Note, then in each such case the Obligors will execute and deliver a new Note of like tenor and unpaid principal amount, in lieu of such lost, stolen, destroyed, defaced or mutilated Note, and dated the date to which interest has been paid on such Note (or, if no interest has been so paid, dated the date of such Note).

Section 15. Payment. The Obligors will pay for the benefit of the holders of the Notes (by wire transfer of immediately available funds) to an account specified to XFIT in writing and maintained by the Purchaser all amounts (other than the final payment of principal) payable in respect of any Note or Notes without presentment or surrender of any such Note. Such account is initially designated by the Purchaser as set forth on Schedule I hereto.

Section 16. Events of Default. Each of the following events shall constitute an “Event of Default” hereunder and under the Notes:

(a)       Payment Default. Any Obligor shall default in the payment of any amount owing hereunder, under the Notes or under any other Transaction Document when due, and the Obligors do not cure such default within five (5) Business Days after the earlier of Knowledge or notice from Purchaser of such default;

(b)       Representation and Warranty Breach. Any representation, warranty or certification made herein or in any other Transaction Document by any Obligor or any certificate furnished to the Purchaser pursuant to the provisions hereof or thereof or any information with respect to any Obligor furnished in writing by on behalf of any Obligor shall prove to have been untrue or misleading in any material respect as of the time made or furnished;

(c)       Covenant Default. The failure of any Obligor to perform, comply with or observe any term, covenant or agreement applicable to such Obligor contained in this Agreement or any other Transaction Document, and if such failure is capable of being cured, the Obligors do not cure such default within ten (10) Business Days after the earlier of Knowledge or notice from Purchaser of such failure;

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(d)       Judgments. A judgment or judgments for the payment of money in excess of $100,000 in the aggregate for all Obligors shall be rendered against one or more Obligors by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within fifteen (15) days from the date of entry thereof;

(e)       Cross Default. Any Obligor shall be in default (beyond any and all applicable periods of notice and cure) under any note, indenture, loan agreement, guaranty, hedge agreement or other payment obligation in excess of $100,000 in the aggregate for all Obligors;

(f)       Insolvency Event. Any of the following events shall occur: (i) any Obligor shall discontinue or abandon operation of its business; (ii) any Obligor shall fail generally to, or admit in writing its inability to, pay its debts as they become due; (iii) a proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of such Obligor in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Obligor, or for any substantial part of its property, or for the winding up or liquidation of its affairs, which proceeding shall not have been timely contested and shall result in an order for relief which shall remain unstayed for a period of thirty (30) days, (iv) the commencement by any Obligor of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or such Obligor’s consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Obligor, or for any substantial part of its property, or any general assignment for the benefit of creditors or (v) any Obligor shall take any company action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clauses (i), (ii), (iii) or (iv);

(g)       Enforceability. For any reason, this Agreement or any other Transaction Document at any time shall not be in full force and effect or shall not be enforceable in accordance with its terms, or any Encumbrance granted pursuant hereto or pursuant to any other Transaction Document shall fail to be perfected and of first priority, or any Obligor shall contest the validity, enforceability, perfection or priority of any Encumbrance granted pursuant to this Agreement or pursuant to any other Transaction Document or any Obligor shall seek to disaffirm, terminate, limit or reduce its obligations hereunder or under any other Transaction Document;

(h)       Material Adverse Effect. A Material Adverse Effect shall occur;

(i)       Change in Control. A Change in Control shall have occurred;

(j)       Going Concern. Any Obligor’s audited financial statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of such Obligor as a “going concern” or reference of similar import;

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(k)       Inability to Perform. Any Obligor shall admit in writing its inability to, or its intention not to, perform any of its obligations under this Agreement or any other Transaction Document; or

(l)       Governmental Action. Any Obligor shall become the subject of a cease and desist order of any Governmental Authority or enter into a memorandum of understanding or consent agreement with the Governmental Authority, any of which, may have, or is purportedly the result of any condition which could have, a Material Adverse Effect.

Section 17. Remedies.

Upon the occurrence of an Event of Default, at the option of the Purchaser, exercised by written notice to the Obligors (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Event of Default described in Section 16(f), the Applicable Percentage of the entire outstanding principal amount of the Notes and all other amounts payable hereunder and under the other Transaction Documents shall become immediately due and payable.

To the extent permitted by any applicable law, the Obligors shall jointly and severally be liable to the Purchaser for interest on any amounts owing by any Obligor hereunder or under any other Transaction Document from the date any Obligor becomes liable for such amounts until such amounts are paid in full. Interest on any sum that accrued after the related Event of Default shall be at a rate equal to eighteen percent (18%) per annum.

The Obligor shall jointly and severally be liable to the Purchaser for (i) the amount of all legal or other expenses including, without limitation, all out-of-pocket costs and expenses of the Purchaser in connection with the enforcement of this Agreement or any other Transaction Document, including without limitation, the fees and expenses of counsel in connection with or as a result of an Event of Default and (ii) any other loss, damage, cost or expense arising or resulting from the occurrence of an Event of Default.

The Purchaser shall have, in addition to any other rights specified hereunder, any rights and remedies otherwise available to it under any other Transaction Document or other agreement or applicable law, including without limitation, the rights and remedies of a secured creditor under the applicable uniform commercial code. All rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Purchaser may have.

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Section 18. Amendment and Restatement of Existing Note Purchase Agreement.

(a)       Effect of Amendment and Restatement of Existing Note Purchase Agreement. As of the Restatement Date, this Agreement shall amend and restate the Existing Note Purchase Agreement, but shall not constitute a novation thereof or in any way impair or otherwise affect the rights or obligations of the parties thereunder (including with respect to Existing Notes and representations and warranties made thereunder) except as such rights or obligations are amended or modified hereby. The Existing Note Purchase Agreement as amended and restated hereby shall be deemed to be a continuing agreement among the parties, and all documents, instruments and agreements delivered pursuant to or in connection with the Existing Note Purchase Agreement not amended and restated in connection with the entry of the parties into this Agreement shall remain in full force and effect, each in accordance with its terms, as of the date of delivery or such other date as contemplated by such document, instrument or agreement to the same extent as if the modifications to the Existing Note Purchase Agreement contained herein were set forth in an amendment to the Existing Note Purchase Agreement in a customary form, unless such document, instrument or agreement has otherwise been terminated or has expired in accordance with or pursuant to the terms of this Agreement, the Existing Note Purchase Agreement or such document, instrument or agreement or as otherwise agreed by the required parties hereto or thereto.

(b)       Ratification of Other Transaction Documents. Each party hereto hereby agrees that (a) notwithstanding the effectiveness of the amendment and restatement of the Existing Note Purchase Agreement, the Transaction Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects and (b) the Transaction Documents and all of the Collateral described therein do, and shall continue to, secure the payment of all of the obligations set forth therein and herein.

Section 19. Miscellaneous.

(a)       Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not, provided that no Obligor may assign its rights or obligations hereunder or any interest herein without the prior written consent of the Purchaser. Any assignment by any Obligor without such consent required above shall be null and void.

(b)       Public Announcements. No Obligor shall issue any press release or make any other public announcement or disclosure with respect to this Agreement and the transactions contemplated herein without the prior written consent of the Purchaser, except for any press release, public announcement or other public disclosure that is required by applicable law or governmental regulations or by order of a court of competent jurisdiction. Prior to making any such required disclosure, the applicable Obligor shall have given written notice to the Purchaser describing in reasonable detail the proposed content of such disclosure and shall permit the Purchaser to review and comment upon the form and substance of such disclosure.

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(c)       Expenses. Whether or not the transaction hereby contemplated shall be consummated, the Obligors shall jointly and severally pay all of the fees, expenses and disbursements incurred by any Obligor and, to the extent provided in the Expense Letter, the Purchaser in connection with the negotiation, execution and delivery of the Transaction Documents.

(d)       Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision that is not essential to the effectuation of the basic purposes of the Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement that are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

(e)       Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(f)       Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(g)       Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, the Original Closing Date Transaction, the Restatement Date Transaction and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Schedules, the statements in the body of this Agreement will control.

(h)       Notices. All notices, requests, consents and other communications and transmissions hereunder, or under or in respect of any Note, shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), upon receipt or three (3) days after being mailed by registered first-class mail, postage prepaid and return receipt requested in each case to the applicable address set forth below:

(i)       if to the Purchaser, at PIMCO Funds: Private Account Portfolio Series: PIMCO High Yield Portfolio, c/o Pacific Investment Management Company LLC, 650 Newport Center Drive, Newport Beach, California 92660, Attn: General Counsel with a copy to Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022-4834, Attn: Loren N. Finegold;

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(ii)       if to XFIT, at Attn: David E. Vautrin, 25731 Commercentre Drive, Lake Forest CA 92630, with a copy to Joseph Galda, Esq., 1055 Westlakes Drive, Suite 300, Berwyn, Pennsylvania 19312;

(iii)       if to the Obligors, at Attn: David E. Vautrin, 25731 Commercentre Drive, Lake Forest CA 92630, with a copy to Joseph Galda, Esq., 1055 Westlakes Drive, Suite 300, Berwyn, Pennsylvania 19312; and

(iv)       or, in each case, at such other address in the United States of America as shall have been furnished in writing pursuant to this Section 14.

(i)       No Third-party Beneficiaries. Except as provided in Section 12 herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(j)       Governing Law. THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY HERETO OR THERETO OR THE NEGOTIATION, EXECUTION OR PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(k)       Waiver of Jury Trial. EACH OF THE OBLIGORS AND THE PURCHASER HEREBY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS]

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If the foregoing correctly sets forth our understanding, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the undersigned, whereupon this letter shall become a binding contract between the Purchaser and the Obligors.

Very truly yours,

THROWDOWN INDUSTRIES HOLDINGS, LLC

By:	/s/ David E. Vautrin
Name:	David E. Vautrin
Title:	CEO

THROWDOWN INDUSTRIES, LLC

By:	/s/ David E. Vautrin
Name:	David E. Vautrin
Title:	CEO

THROWDOWN INDUSTRIES, INC.

By:	/s/ David E. Vautrin
Name:	David E. Vautrin
Title:	CEO

XFIT BRANDS, INC.

By:	/s/ David E. Vautrin
Name:	David E. Vautrin
Title:	CEO

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The foregoing Note Purchase Agreement
is hereby accepted as of the date first
set forth above.

PIMCO FUNDS: PRIVATE ACCOUNT PORTFOLIO SERIES:
PIMCO HIGH YIELD PORTFOLIO
By: Pacific Investment Management Company LLC,

as its Investment Advisor, acting through Investors

Fiduciary Trust Company, in the Nominee Name of IFTCO

By:	/s/ T. Christian Stracke
Name:	T. Christian Stracke
Title:	Managing Director

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